                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                          TRANSTECHNOLOGY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                             [TRANSTECHNOLOGY LOGO]

                  NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 18, 2002

To the Stockholders of
TransTechnology Corporation:

The Annual Meeting of Stockholders (the "Meeting") of TransTechnology Corporation (the "Company") will be held at 10:00 a.m., local time, on Thursday, July 18, 2002 at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey, to consider and act upon the following matters:

          1.  To elect seven directors of the Company;

          2. To transact such other business as may properly come before the Meeting.

Only the stockholders of record at the close of business on May 30, 2002 will be entitled to notice of and to vote at the Meeting or any adjournment or adjournments thereof. A copy of the Company's Annual Report, including financial statements for the fiscal year ended March 31, 2002, is enclosed with this Notice of Annual Meeting.

Whether or not you expect to attend the Meeting, you are urged to sign, date and return the enclosed proxy in the prepaid envelope provided. All shares represented by the enclosed proxy, if the proxy is properly executed and returned, will be voted as you direct. Your proxy will not be used if you attend the Meeting and vote in person.

                                          By Order of the Board of Directors

                                          /S/ GERALD C. HARVEY
                                          GERALD C. HARVEY
                                          Vice President, Secretary and General
                                          Counsel

Liberty Corner, New Jersey
June 20, 2002

--------------------------------------------------------------------------------

[TRANSTECHNOLOGY LOGO]          150 Allen Road, Liberty Corner, New Jersey 07938

                                PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement (first mailed to shareholders on or about June 20, 2002) is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of TransTechnology Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on Thursday, July 18, 2002 at 10:00 a.m., local time, at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey and any adjournment or adjournments thereof. All proxies which are properly completed, signed and returned to the Company prior to the Meeting will be voted as provided therein. Any proxy given by a shareholder may be revoked at any time before it is exercised by filing an instrument revoking it with the Secretary of the Company, by submitting to the Company a duly executed proxy bearing a later date, or by voting in person at the Meeting. The only voting securities of the Company consist of its common stock, $0.01 par value per share (the "Common Stock"). The close of business on May 30, 2002 has been fixed as the record date for the determination of holders of shares of Common Stock entitled to vote at the Meeting, and any adjournments thereof. As of that date, the Company had 6,193,524 shares of Common Stock outstanding. The holders of shares of Common Stock on the record date are entitled to vote at the Meeting.

The holders of record of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. As to all matters to be considered at the Meeting and any adjournments thereof, each stockholder is entitled to one vote for each share of Common Stock he or she holds. The director nominees who receive the greatest number of votes at the Meeting will be elected to the Board of Directors of the Company. Votes against a candidate have no legal effect. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Stockholders are not entitled to cumulate votes.

The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy, and the cost of soliciting proxies relating to the Meeting will be paid by the Company. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation. The Company has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies. It is expected that such firm will be paid approximately $5,500 for such services and will be

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

indemnified for matters arising out of this engagement including liabilities arising under securities laws. In addition, the Company may request banks and brokers to solicit their customers who beneficially own Common Stock listed of record in names of nominees, and will reimburse such banks and brokers for their reasonable out-of-pocket expenses of such solicitation.

For purposes of this Proxy Statement, the fiscal year ended March 31, 2002 shall be referred to as the fiscal year of 2002 or fiscal 2002.

PROPOSAL 1 -- ELECTION OF DIRECTORS

The Board of Directors of the Company is elected annually. The Certificate of Incorporation and Bylaws of the Company provide that the number of directors of the Company shall be not less than five nor more than fifteen, with the exact number to be fixed by the Bylaws. The Bylaws have been amended by the Board of Directors to provide that, effective on July 18, 2002, the exact number of directors shall be seven. Three current directors, Walter Belleville, Michel Glouchevitch and James Lawrence have determined, in conjunction with the remainder of the Board, that it is in the Company's best interest to reduce the size of the Board to seven members. Accordingly, they will not be nominated to stand for election to serve for another term. Unless otherwise instructed, the proxies received will be voted for the election of the nominees named below. Although it is not anticipated that any of the nominees will be unable to serve, in the event any nominee is unable or declines to serve as a director at the time of the Meeting, the proxy holders will vote for substitute nominees at their discretion.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship among themselves or with any executive officer of the Company.

INFORMATION CONCERNING INCUMBENT DIRECTORS AND NOMINEES TO THE BOARD OF
DIRECTORS

Set out below is information about each nominee for election as a director. The information was obtained from the Company's records or from information furnished directly by the individual.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                              POSITION WITH                            DIRECTOR
        NAME                                   THE COMPANY                      AGE     SINCE
-----------------------------------------------------------------------------------------------
Daniel H. Abramowitz        Director                                             37      2000
Gideon Argov                Director                                             45      1995
Michael J. Berthelot        Chairman of the Board of Directors, President and    52      1991
                            Chief Executive Officer
Thomas V. Chema             Director                                             55      1992
Jan Naylor Cope             Director                                             46      2001
John H. Dalton              Director                                             60      1999
William J. Recker           Director                                             59      1997
-----------------------------------------------------------------------------------------------

MR. ABRAMOWITZ has been President of Hillson Financial Management Inc., a private investment management company, since its formation in 1990. He has been a member of the Board of Directors of DMI Furniture, Inc. since December 2000.

MR. ARGOV has been a Special Limited Partner at Parthenon Capital since 2001. He was Chairman, President and Chief Executive Officer of Kollmorgen Corporation, a company which manufactures high performance electronic motion control components and systems, from 1991 to 2000.

MR. BERTHELOT has been the Company's Chairman of the Board of Directors, President and Chief Executive Officer since 1998. He served in the same positions from 1992 to 1995. He served as Chairman and Chief Executive Officer from 1995 to 1998.

MR. CHEMA has been a partner specializing in energy and telecommunications consulting, in the Cleveland, Ohio law firm of Arter & Hadden since 1989. From 1990 to 1996, he served as Chairman of the Ohio Building Authority, an independent state agency that is responsible for financing and operating state office buildings and other facilities for the State of Ohio. Mr. Chema is President of Gateway Consultants, Inc., a firm he founded in 1995 to provide consulting services relative to the financing and development of public assembly facilities such as ballparks, stadiums, and arenas.

MS. NAYLOR COPE has been the President and founder of the J. Naylor Cope Company, a nationally recognized executive search firm since 1994. Prior to founding the J. Naylor Cope Company, Ms. Naylor Cope served as Deputy Director of Presidential Personnel in the White House under President George H.W. Bush.

MR. DALTON has been the President and a Director of IPG Photonics, a company that designs, develops and manufactures a range of advanced amplifiers and lasers for the telecom and industrial markets since 2000. He was appointed Secretary of the Navy by President Clinton in 1993 and served in that capacity until 1998. He was Chairman and CEO of EPCAD LLC from 1999 to 2000. He serves on the Board of Directors of Fresh Del Monte Produce Inc., Cantor Exchange and eSpeed, Inc.

MR. RECKER has been Chairman of the Board of Gretag Imaging Holding AG since 1998 and was President and CEO of Gretag Imaging

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Group, Inc., a publicly traded Swiss company serving the photofinishing and imaging industry from 1990 to 1998. He serves on the Board of Amazys Holding AG, a Swiss public company producing products for color control and confirmation in the graphic arts, textile and coatings industry.

THE BOARD OF DIRECTORS

MEETINGS AND REMUNERATION

During the fiscal year ended March 31, 2002, the Board of Directors held seven meetings. Mr. Glouchevitch attended less than 75% of the aggregate of (i) the total number of meetings held by the Board of Directors during fiscal 2002 (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the Board of Directors on which he served during that period.

The Company pays its non-employee directors a $5,000 annual retainer and $2,500 for each Board of Directors meeting attended. Meeting fees are also paid for attendance via conference telephone if such meetings last longer than thirty minutes. Directors are paid their $5,000 annual retainer in Company Common Stock rather than cash. In addition, each non-employee director is granted a Stock Option to purchase the same number of shares that he or she owned on (a) the date that is sixty days after his election to the Board if that date occurs after September 11, 1994, or (b) on September 12, 1994 if the director had served on the Board prior to that date. In addition, non-employee directors are entitled to receive a matching option for each share of the Company's Common Stock that they purchase on the open market, with the strike price of the option being the purchase price of the share, up to a maximum of 5,000 options in any twelve month period or 15,000 options over a three year period, pursuant to the requirements of the Amended and Restated 1998 Non-Employee Directors Stock Option Plan. In addition, the Company reimburses its directors for expenses incurred on behalf of the Company. Non-employee directors are also paid a retainer (in Common Stock) for serving on committees and fees (in cash) for attending committee meetings. Annual retainers for the Chairmen of the Audit Committee and of the Incentives and Compensation Committee are $4,200 and $3,000 for other members. Attendance at meetings of these committees is compensated at $800 per meeting. The Chairman of the Nominating Committee receives a $3,700 annual retainer while the other committee members receive $2,500. Attendance at Nominating Committee meetings is compensated at $900 per meeting.

COMMITTEES

The Board of Directors has a standing Audit Committee, Nominating Committee, and Incentives and Compensation Committee.

The Audit Committee reviews with the Company's independent auditing firm the results of the firm's annual examination, advises the full Board regarding its findings and provides assistance to the full Board in matters involving financial statements and financial controls. The Audit Committee is comprised of Board members who are not officers, employees or affiliates of the Company or its subsidiaries. The Audit Committee, which consists of Messrs. Argov, Glouchevitch and Recker, held four meetings during fiscal 2002.

The Nominating Committee establishes the criteria for, and reviews the qualifications of indi-

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

viduals for, nomination to the Board of Directors and to committees of the Board. In addition, the Nominating Committee presents recommendations for replacement directors when vacancies occur on the Board or committees thereof. The Nominating Committee may consider nominees recommended by stockholders in writing to the Secretary of the Company. This committee, which consists of Messrs. Berthelot and Belleville and Ms. Cope, held one meeting during fiscal 2002.

The Incentives and Compensation Committee reviews management's proposals and makes recommendations to the full Board for compensation and incentives for key employees and officers of the Company. This committee is comprised solely of directors who are not employees of the Company or its subsidiaries and who are not eligible to receive cash bonuses or any other type of incentive compensation. The Incentives and Compensation Committee, which consists of Messrs. Chema and Dalton and Ms. Cope held two meetings during fiscal 2002.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with the Company's management and the Company's independent auditors the audited financial statements of the Company contained in the Company's Annual Report to Shareholders for the year ended March 31, 2002. The Audit Committee has also discussed with Deloitte & Touche LLP, the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

The Audit Committee has received and reviewed the written disclosures and the letter from the Company's independent auditors required by Independence Standards Board Standard No. 1 (titled, "Independence Discussions with Audit Committees"), has discussed with the Company's independent auditors such independent auditors' independence, and considered the compatibility of non-audit services with the auditors' independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002, filed with the U.S. Securities and Exchange Commission.

GIDEON ARGOV
MICHEL GLOUCHEVITCH
WILLIAM RECKER

The following fees were billed by Deloitte & Touche LLP for services rendered by it during fiscal 2002:

     Audit Fees: $520,000
     Financial Information Systems Design and Implementation: $0
     All Other (Non-Audit Fees): $619,000

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

The following table sets out certain information regarding the beneficial ownership of the Common Stock as of May 30, 2002 (except as referenced in the footnotes) by (i) each person who is known by the Company to be the beneficial owner of 5% or more of the Common Stock, (ii) each director and nominee for director of the Company, individually, (iii) the Chief Executive Officer of the Company, (iv) each of the other four most highly compensated execu-
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

tive officers of the Company whose compensation exceeded $100,000 in fiscal 2002, and (v) all directors and executive officers as a group:

--------------------------------------------------------------------------------

                                                          NUMBER OF
                                                          SHARES OF            PERCENTAGE OF
                        NAME                           COMMON STOCK(1)        COMMON STOCK(1)
---------------------------------------------------------------------------------------------
DePrince, Race & Zollo, Inc.                              1,292,300(2)            20.90
  201 S. Orange Avenue, Suite 850
  Orlando, Florida 32801
Arch C. Scurlock                                            615,840(3)              9.9
  c/o Research Industries Incorporated
  123 North Pitt Street
  Alexandria, Virginia 22314
T. Rowe Price Associates, Inc.                              564,800(4)              9.1
  100 East Pratt Street
  Baltimore, Maryland 21202
Dimensional Fund Advisors Inc.                              500,515(5)              8.1
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401
DIRECTORS AND EXECUTIVE OFFICERS
Daniel H. Abramowitz                                         94,440(6)              1.5
Gideon Argov                                                 14,660(7)                *
Walter Belleville                                            20,931(8)                *
Michael J. Berthelot                                        308,017(9)              5.0
Thomas V. Chema                                               6,916(10)               *
Jan Naylor Cope                                               4,752(11)
John H. Dalton                                               31,664(12)               *
Michel Glouchevitch                                          31,220(13)               *
Gerald C. Harvey                                             32,497(14)               *
James A. Lawrence                                           100,581(15)             1.6
William Recker                                               27,354(16)               *
Joseph F. Spanier                                            47,534(17)               *
Robert L. G. White                                           68,790(18)               *
Directors and executive officers as a group                 789,356(19)            12.7
  (13 persons)

--------------------------------------------------------------------------------
  *  Less than 1%.

 (1) Except as set out in these footnotes, the persons named in this table have sole voting power and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in this table and these notes.

 (2) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2002.

 (3) Based on a Schedule 13D filed with the Securities and Exchange Commission on May 13, 2002 jointly by Research Industries Incorporated and Dr. Arch C. Scurlock. Includes 614,800 shares of Common Stock owned by Research Industries Incorporated, of which Dr. Scurlock owns 94% of the outstanding shares of stock.

--------------------------------------------------------------------------------
 6

--------------------------------------------------------------------------------

 (4) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2001 jointly by T. Rowe Price Associates, Inc. ("Price Associates") and T. Rowe Price Small-Cap Value Fund, Inc. ("Price Small-Cap"). These securities are owned by various individual and institutional investors with respect to which Price Associates or Price Small-Cap serves as investment advisor. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates (and Price Small-Cap with respect to 425,000 shares of Common Stock) is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

 (5) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2002, Dimensional Fund Advisors Inc. ("Dimensional") is deemed to have beneficial ownership of these shares, all of which are held in portfolios of four investment companies registered under the Investment Company Act of 1940 and certain other co-mingled group trusts and separate accounts, and for all of which Dimensional serves as investment manager. Dimensional has informed the Company in writing that it disclaims beneficial ownership of all such shares.

 (6) Based on information provided to the Company by Mr. Abramowitz, 90,200 shares are owned by Hillson Partners Limited Partnership, of which Hillson Financial Management, Inc. is the general partner. Mr. Abramowitz is the President and controlling stockholder of Hillson Financial Management, Inc. Mr. Abramowitz has sole voting power and sole investment power with respect to the 90,200 shares owned by Hillson Partners Limited Partnership. Mr. Abramowitz owns 840 shares directly. Includes 3,400 shares issuable with respect to options exercisable within 60 days of May 31, 2002.

 (7) Includes 6,400 shares issuable with respect to options exercisable within 60 days of May 31, 2002.

 (8) Includes 11,400 shares issuable with respect to options exercisable within 60 days of May 31, 2002.

 (9) Includes 91,933 shares issuable with respect to options exercisable within 60 days of May 31, 2002.

(10) Includes 3,400 shares issuable with respect to options exercisable within 60 days of May 31, 2002.

(11) Includes 2,000 shares issuable with respect to options exercisable within 60 days of May 31, 2002.

(12) Includes 16,450 shares issuable with respect to options exercisable within 60 days of May 31, 2002.

(13) Includes 8,400 shares issuable with respect to options exercisable within 60 days of May 31, 2002.

(14) Includes 28,666 shares issuable with respect to options exercisable within 60 days of May 31, 2002.

(15) Includes 36,650 shares issuable with respect to options exercisable within 60 days of May 31, 2002.

(16) Includes 14,400 shares issuable with respect to options exercisable within 60 days of May 31, 2002.

(17) Includes 29,866 shares issuable with respect to options exercisable within 60 days of May 31, 2002 and 2,000 shares owned by Mr. Spanier's children.

(18) Includes 24,020 shares issuable with respect to options exercisable within 60 days of May 31, 2002.

(19) Includes 276,985 shares issuable with respect to options exercisable within 60 days of May 31, 2002.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

EXECUTIVE OFFICERS, COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

Set out in the table below are the names, ages and positions held of all persons who were executive officers of the Company as of May 30, 2002.

--------------------------------------------------------------------------------

                                               POSITION WITH                           EXECUTIVE
         NAME                                   THE COMPANY                     AGE     OFFICER
------------------------------------------------------------------------------------     SINCE
Michael J. Berthelot          Chairman of the Board of Directors, President      52      1992
                              and Chief Executive Officer
Joseph F. Spanier             Vice President, Chief Financial Officer and        55      1996
                              Treasurer
Gerald C. Harvey              Vice President, Secretary and General Counsel      52      1996
Robert L. G. White            President -- Aerospace Products Group              60      1998
------------------------------------------------------------------------------------------------

Except for Group Presidents, who are appointed by the Chairman, President and Chief Executive Officer of the Company, executive officers of the Company are elected by and serve at the discretion of the Board of Directors. No arrangement exists between any executive officer and any other person or persons pursuant to which any executive officer was or is to be selected as an executive officer. None of the executive officers has any family relationship to any nominee for director or to any other executive officer of the Company. Set out below is a brief description of the business experience for the previous five years of those executive officers who are not also directors. For information concerning the business experience of Mr. Berthelot, see "Information Concerning Incumbent Directors and Nominees to the Board of Directors," above.

MR. SPANIER has been Vice President, Chief Financial Officer and Treasurer of the Company since January 1997. From November 1996 to January 1997 he served as Vice President of Finance.

MR. HARVEY has been Vice President, Secretary and General Counsel of the Company since February 1996.

MR. WHITE has been President -- Aerospace Products Group since April 1, 1998. He has also been the President of the Breeze-Eastern division since April 1994.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company in the fiscal years ended March 31, 2002, 2001 and 2000, of those persons who were, at March 31, 2002 (i) the Chief Executive Officer and (ii) each of the other executive officers of the Company whose compensation exceeded $100,000 in fiscal 2002. During each fiscal year in the three year period ended March 31, 2002, no executive officer named above received perquisites and other personal

--------------------------------------------------------------------------------
 8

--------------------------------------------------------------------------------

benefits, securities or property in an aggregate amount in excess of the lesser of $50,000 or 10% of such executive officer's annual salary and bonus.

                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                                                        ----------------------------------
                                                                                       AWARDS
                                                                                     ----------
                                       ANNUAL COMPENSATION              RESTRICTED   SECURITIES   PAYOUTS
                            -----------------------------------------     STOCK      UNDERLYING   --------    ALL OTHER
         NAME AND                   SALARY     BONUS     OTHER ANNUAL     AWARDS      OPTIONS       LTIP     COMPENSATION
    PRINCIPAL POSITION      YEAR     (1)        (2)      COMPENSATION      (3)         (#)(4)     PAYOUTS        (5)
-------------------------------------------------------------------------------------------------------------------------
Michael J. Berthelot        2002   $431,000   $      0                   $     0       50,000                  $21,591
  Chairman, President       2001    431,000          0                         0       15,000                   20,221
  and Chief Executive       2000    379,027    250,364                    25,033       60,000                   21,256
  Officer
Joseph F. Spanier           2002    208,700          0                         0       25,000                   21,746
  Vice President, Chief     2001    208,700     35,000                     3,502        7,500                   20,064
  Financial Officer and     2000    178,596    134,064                    13,408       10,000                   20,196
  Treasurer
Gerald C. Harvey            2002    180,000          0                         0       25,000                   20,133
  Vice President,           2001    177,646     35,000                     3,502        7,500                   18,751
  Secretary and General     2000    144,846    138,343                    13,834       10,000                   20,149
  Counsel
Robert L. G. White          2002    231,845    197,642                    19,762       25,000                   11,924
  President, Aerospace      2001    205,962    126,391                    12,638       10,000                   12,052
  Products Group            2000    179,615     90,869                     9,087        6,000                   12,381

--------------------------------------------------------------------------------

(1) Amounts shown include compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers under the Company's 401(k) plan.

(2) Represents annual cash bonus payments made to executive officers pursuant to the Company's Incentive Compensation Plan in effect for the applicable fiscal year.

(3) Represents the dollar value of awards of restricted stock during each year indicated calculated by multiplying the fair market value of a share of Common Stock on the date of grant by the number of shares awarded. During fiscal year 2002, awards of restricted stock were granted only to Robert L.G. White on May 7, 2001, at which time the fair market value of a share of common stock was $6.52. During fiscal year 2001, awards of restricted stock were granted to each of the named executive officers, with the exception of Mr. Berthelot, on May 25, 2000, at which time the fair market value of a share of Common Stock was $8.84. During fiscal year 2000, awards of restricted stock were granted to each of the named executive officers on May 18, 1999, at which time the fair market value of a share of Common Stock was $19.38. An aggregate of 5,567 shares of restricted stock were held for the benefit of the named executive officers at 2002 fiscal year-end. Forfeiture provisions as to such shares lapse in annual increments of one-third each year. The executive officers are eligible to receive dividends on issued shares still subject to forfeiture.

(4) Stock options were granted under the Company's 1992 and 1999 Long-Term Incentive Plans.

(5) These amounts include the Company's contributions to the Company's Retirement Savings Plan and insurance premiums paid by the Company under the Company's group benefits plan.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Restricted Stock Awards. The following table sets forth information concerning long-term incentive plan awards in the form of restricted stock awarded during fiscal 2002 to each of the named executive officers of the Company.

               LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL 2002(1)
--------------------------------------------------------------------------------

                                                                                 PERFORMANCE
                                                                NUMBER OF          OR OTHER
                                                              SHARES, UNITS      PERIOD UNTIL
                                                                OR OTHER          MATURATION
                          NAME                                 RIGHTS (#)         OR PAYOUTS
---------------------------------------------------------------------------------------------
Michael J. Berthelot                                                  0                 --
Joseph F. Spanier                                                     0                 --
Gerald C. Harvey                                                      0                 --
Robert L. G. White                                                3,031            3 years

--------------------------------------------------------------------------------

(1) Restricted share awards are calculated based upon a cash bonus pool, which is itself based upon annual profit. The number of restricted shares awarded in a given year is equal to the number of shares that could be purchased at the closing price of the Common Stock on the date of the award (which price was $6.52 on the date of the awards in fiscal 2002) with 10% of the cash bonus pool. The cash bonus is described under the heading "Incentive Compensation Plans," below.

Incentive Compensation Plans. The fiscal years 2000-2002 Annual Cash Bonus and Incentive Compensation Plans (the "'00-'02 Plans") provided for the award of cash bonuses and stock options based upon operating results. Results were measured by a wide range of goals which must be met, including goals for operating income, return on investment, individual strategic and/or operational issues, profitability, achievement of plan and annual income growth. The stock feature of the '00-'02 Plans provided for the award of restricted stock and stock options to executive officers, division presidents and other key personnel. The number of restricted shares awarded was equal to the number of shares that could be purchased at the closing price of the Common Stock on the date immediately preceding the date the Incentives and Compensation Committee of the Board of Directors approved the bonus pool for the fiscal year just ended with 10% of the cash bonus pool. Voting and dividend rights vested immediately. Restrictions on sale lapse over three years in annual one-third increments. Shares for which restrictions have not yet expired are forfeited upon termination of employment. Stock options were awarded at an exercise price equal to the fair market value of the shares of Common Stock determinable on the date of grant. Options awarded become exercisable in annual equal installments over three years and expire ten years after grant date. Options awarded as part of the long term feature of the Incentive Compensation Plan for fiscal years
1999 -- 2001 described in the report of the Incentives and Compensation Committee set out below vested at the end of the three-year plan period in fiscal 2001 and expire five years after grant date. Both restricted stock and stock options were awarded pursuant to the Amended and Restated 1992 Long Term Incentive Plan, and the 1999 Long Term Incentive Plan, which plans provided mechanisms for awarding various kinds of stock based awards.

Retirement Plans.  The executive officers are participants in the
TransTechnology Corporation Retirement Savings Plan (the "Retirement
--------------------------------------------------------------------------------
 10

--------------------------------------------------------------------------------

Savings Plan"), a defined contribution plan under Section 401(k) of the Internal Revenue Code which covers non-union employees who have been employed by the Company for more than one year. Approximately 503 employees participated in the Retirement Savings Plan at March 31, 2002. Benefits are payable on retirement, disability, death, or other separation from service. Participants in the Retirement Savings Plan may defer receipt and taxation of up to 15% of their compensation by contributing such compensation to the Plan. The Company contributes a minimum of 3% and a maximum of 6% of employees' compensation to the Retirement Savings Plan, depending on the level of contribution by each employee.

Change in Control Agreements. The Company has entered into severance agreements with each of Messrs. Berthelot, Spanier, Harvey and White (the "Severance Agreements") which provide for payments only in the event of termination of employment within 24 months after a change in control of the Company during the term of the Severance Agreements where such termination is other than for cause or the executive resigns for good reason which includes reduction in compensation, benefits or responsibilities, relocation by more than 50 miles of the executive's primary worksite, adverse alteration of the executive's office space and administrative support, or failure by the Company to obtain an agreement from any successor or assignee corporation to assume and perform the Severance Agreements. Benefits under the Severance Agreements are equal to 200% of the executive's annual salary, the executive's average bonuses during the two years preceding the change of control, earned but unused vacation and sick time, the fair market value of accrued but unvested restricted stock and stock options outstanding, and all accrued but unpaid salary. The benefits due under the Severance Agreements are in addition to all amounts payable to each of the executives pursuant to the Company's other agreements and benefit plans then in effect, except that any amount paid to any of the executives pursuant to the Corporate Severance Pay Plan shall be credited against amounts due under the Severance Agreements. The Severance Agreements provide for no benefits in the event the executive is terminated for cause and (except in the event that the executive is convicted of a felony, a crime involving moral turpitude or a crime adverse to the Company's welfare) fails to cure the alleged breach within 30 days after the executive has been notified by the Company's Board of Directors. The initial term of each of the Severance Agreements is for two years and each of the Severance Agreements with Messrs. Harvey, Spanier and White has been extended in writing by the parties for an additional term expiring January 31, 2003.

Executive Life Insurance Plan. The Company maintains life insurance policies for its executive officers which supplement the group life policies available to all salaried employees.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

STOCK OPTIONS

The following table sets forth information concerning options granted during fiscal 2002 to each of the named executive officers of the Company identified in the Summary Compensation Table.

                        OPTION/SAR GRANTS IN FISCAL 2002
--------------------------------------------------------------------------------

                                                                                POTENTIAL REALIZABLE
                                                                                  VALUE AT ASSUMED
                                                                                ANNUAL RATES OF STOCK
                                                                               PRICE APPRECIATION FOR
                                            INDIVIDUAL GRANTS                        OPTION TERM
                             -----------------------------------------------   -----------------------
                                             % OF
                             NUMBER OF      TOTAL
                             SECURITIES    OPTIONS/
                             UNDERLYING      SARS      EXERCISE
                              OPTIONS/    GRANTED TO   OR BASE
                                SARS      EMPLOYEES     PRICE
                              GRANTED     IN FISCAL     $ PER     EXPIRATION
           NAME                (#)(1)        YEAR       SHARE        DATE        5% ($)      10% ($)
------------------------------------------------------------------------------------------------------
Michael J. Berthelot           25,000        16.2         6.55      5/7/11      $102,981     $260,975
                               25,000        16.2         8.98     3/25/12       141,593      358,443
                              -------        ----       ------     -------      --------     --------
                               50,000        32.5                                244,575      619,418
Joseph F. Spanier              12,500         8.1         6.55      5/7/11        51,490      130,487
                               12,500         8.1         8.98     3/25/12        70,797      179,221
                              -------        ----       ------     -------      --------     --------
                               25,000        16.2                                122,287      309,709
Gerald C. Harvey               12,500         8.1         6.55      5/7/11        51,490      130,487
                               12,500         8.1         8.98     3/25/12        70,797      179,221
                              -------        ----       ------     -------      --------     --------
                               25,000        16.2                                122,287      309,709
Robert L.G. White              12,500         8.1         6.55      5/7/11        51,490      130,487
                               12,500         8.1         8.98     3/25/12        70,796      179,220
                              -------        ----       ------     -------      --------     --------
                               25,000        16.2                                122,287      309,809
Total                         125,000        81.2

--------------------------------------------------------------------------------

(1) Amounts shown represent stock options only. No stock appreciation rights
    (SARs) were awarded.

--------------------------------------------------------------------------------
 12

--------------------------------------------------------------------------------

The following table summarizes option exercises during fiscal 2002 and the total number and value of exercisable and unexercisable stock options held by each of the named executive officers on March 31, 2002, the last day of fiscal 2002.

                 AGGREGATED OPTION/SAR EXERCISES IN FISCAL 2002
                         FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER       VALUE OF UNEXERCISED
                                                                  UNEXERCISED        IN-THE-MONEY
                                                                    OPTIONS            OPTIONS
                                                                 AT FY-END (#)      AT FY-END ($)
                                                                 -------------   --------------------
                       SHARES ACQUIRED ON                        EXERCISABLE/        EXERCISABLE/
        NAME                EXERCISE        VALUE REALIZED ($)   UNEXERCISABLE      UNEXERCISABLE
-----------------------------------------------------------------------------------------------------
Michael J. Berthelot             0                    0          67,600/80,000        300/58,750
Joseph F. Spanier                0                    0          25,866/33,334        150/29,375
Gerald C. Harvey                 0                    0          24,666/33,334        150/29,375
Robert L.G. White                0                    0          20,521/33,667        200/29,375
-----------------------------------------------------------------------------------------------------

REPORT OF THE INCENTIVES AND
COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

The Incentives and Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors. The Committee is responsible for establishing policies and implementing programs relating to executive compensation. The entire Board of Directors reviews all decisions of the Committee relating to compensation of the Company's executive officers, except for decisions relating to stock based awards, which under the Amended and Restated 1992 Long Term Incentive Plan, and the 1999 Long Term Incentive Plan, may be made by the Committee.

The Committee's philosophy regarding executive compensation is that a compensation program should (i) support the achievement of desired Company performance; (ii) provide compensation that will attract and retain qualified executives and reward performance; (iii) align the executive officers' interests with shareholders' interests as well as the overall success of the Company by placing a portion of pay at risk; and (iv) encourage management's stake in the long-term performance and success of the Company.

The methodology for setting base salary of the executive officers consists of
(i) determining marketplace compensation by comparing the Company to groups of other corporations with similar characteristics and (ii) evaluating each executive's performance as well as the performance of the Company as a whole. Each year the performance of executive officers and division presidents is evaluated by the Chief Executive Officer and in turn the Chief Executive Officer is evaluated by the outside members of the Board of Directors. The evaluation is based upon individualized performance objectives designated at the beginning of the fiscal year and at the time of the last performance evaluation.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The methodology for determining bonuses for Fiscal Years 2000-2002 has been set out in Incentive Compensation Plans which are consistent with the Committee's philosophy regarding executive compensation. The compensation reflected in this proxy statement includes the results of the Incentive Compensation Plans which are briefly described here.

The Incentive Compensation Plans include an annual bonus feature which is an important tool in providing incentive both for short-term and long-term performance. Cash and restricted stock awards are paid upon achieving or exceeding target levels of quantitative performance measures. Such performance measures are tied directly to the Company's annual business plan. Executive officers, including Mr. Berthelot, earn no bonus unless 80% of the business plan's profit goals are met. The business plan is prepared and approved prior to the start of the fiscal year. The Incentive Compensation Plans measure performance factors against targets for income before taxes, profit growth, productivity growth, return on investment, cash flow, meeting budgets and achievement of individual performance objectives.

In addition to the restricted stock awards described above, executive officers and division presidents receive incentive stock options. Stock options are based upon marketplace compensation studies and are awarded individually each year at an exercise price equal to the Common Stock's fair market value determinable on the date of grant. Stock options vest over a three-year period and cannot be repriced.

The Incentive Compensation Plan for fiscal years 1999-2001 included a long term portion structured to reward the achievement of increased value of the entity over the long term. This latter portion of the bonus was only earned and awarded at the end of a three-year period based upon the increase in the enterprise value of the Company, or a division of the Company, as the case may be, which exceeds a compounded rate of 15% per annum under the '99-'01 Plan, and other goals established from time to time by the Committee. (The 15% per annum hurdle rate was established to represent the overall return an investor would seek at the beginning of the three-year measuring period). The '99-'01 Plan provided that a portion of the bonus, equal to 45% at target enterprise value, was paid in market priced stock options which vested at the end of the three-year plan period. It was the purpose of the Committee and the Board in implementing this feature of the senior managers' incentive compensation program to encourage and reward long term growth in the value of the Company.

Mr. Berthelot's compensation, including base compensation, cash bonus and stock awards is determined by the same methodology as described above for all executive officers.

THOMAS CHEMA
JAN NAYLOR COPE
JOHN DALTON

COMPANY PERFORMANCE

The following graph shows a comparison of cumulative total returns for the Company, Standard & Poor's 500 Index and a Company-constructed Peer Group Index (consisting of public companies which manufacture products that are similar to the Company's products) for the last five fiscal years. Total returns are based on market capitalization. Peer group indices use beginning of period market capitalization weighting. Total return assumes reinvestment of dividends.
--------------------------------------------------------------------------------
 14

--------------------------------------------------------------------------------

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                       ASSUMES INITIAL INVESTMENT OF $100
                                   MARCH 2002
[5 YEAR CUMULATIVE TOTAL RETURN SUMMARY]

                                                     TRANSTECHNOLOGY                S & P 500                PEER GROUP ONLY
                                                     ---------------                ---------                ---------------
1997                                                     100.00                      100.00                      100.00
1998                                                     142.42                      148.00                      158.84
1999                                                      78.93                      175.32                      148.87
2000                                                      59.89                      206.78                      133.42
2001                                                      26.37                      161.95                      140.42
2002                                                      45.14                      162.35                      178.21

  * ASSUMES INITIAL INVESTMENT OF $100.

Peer Group includes: Chicago Rivet & Machine, Fairchild Industries, Federal Screw, Park-Ohio Industries, Penn Engineering & Manufacturing and SPS Technologies.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and certain of its officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10 percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that a Form 5 was not required to be filed for those persons, the Company believes that from April 1, 2001 to March 31, 2002, all persons subject to the reporting requirements of
Section 16(a) filed the reports on a timely basis.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

RELATIONSHIP WITH THE COMPANY'S PRINCIPAL ACCOUNTANTS

The Company is not selecting or recommending a principal accountant to stockholders for election, approval or ratification for the current year. The Company is not required to obtain shareholder approval or ratification of its selection of its auditors under Delaware law, and the Audit Committee and the Board of Directors reserve the right to make any change in auditors at any time, and without shareholder approval, which they deem advisable or necessary. Representatives of Deloitte & Touche LLP, the Company's auditor for the current year, are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

CERTAIN TRANSACTIONS

In May 2000, in order to enable executives to fund the exercise of stock options granted to them by the Company which were then expiring, the Company made available a loan to Michael J. Berthelot in the amount of $102,375. The loan initially bore a maturity date of May 30, 2002, which has been extended to May 30, 2003, and an interest rate of 5% per annum, which has been increased to a rate equal to the rate paid by the Company on its senior debt, and is secured by the shares of Company stock acquired by exercise of the options. In addition, Mr. Berthelot was granted a loan in the amount of $20,000 in May 2000, which is due on the earlier of the Company's demand or May 22, 2002, which has been extended to May 22, 2003. This loan had an initial interest rate of 5% per annum, which has been increased to a rate equal to the rate paid by the Company on its senior debt. As of May 31, 2002, the full principal amounts of each of the foregoing loans, plus accrued interest, remained outstanding.

PROPOSALS FOR SUBMISSION AT NEXT ANNUAL MEETING

If a stockholder desires to submit a proposal to fellow stockholders at the Company's annual meeting next year and wishes to have it set forth in the corresponding proxy statement and identified in the corresponding form of proxy prepared by management, such stockholder must notify the Company at its executive offices no later than February 12, 2003.

ANNUAL REPORTS

A copy of the Company's Annual Report for the fiscal year ended March 31, 2002 is being mailed to each stockholder of record together with this Proxy statement. The Company has filed with the SEC its Annual Report on Form 10-K for the fiscal year ended March 31, 2002. This report contains detailed information concerning the Company and its operations, supplementary financial information and certain schedules which are not included in the Annual Report to stockholders. A COPY OF THIS REPORT, WITHOUT EXHIBITS, WILL BE FURNISHED TO STOCKHOLDERS WITHOUT CHARGE UPON REQUEST IN WRITING TO GERALD C. HARVEY, VICE PRESIDENT, SECRETARY & GENERAL COUNSEL OF THE COMPANY, AT TRANSTECHNOLOGY CORPORATION, 150 ALLEN ROAD, LIBERTY CORNER, NEW JERSEY 07938.

If requested, the Company will also provide such persons with copies of any exhibit to the Annual Report on Form 10-K upon the payment of a fee limited to the Company's reasonable expenses in furnishing such exhibits. Such Report is not a part of the Company's soliciting material.

--------------------------------------------------------------------------------
 16

--------------------------------------------------------------------------------

OTHER MATTERS

The Board of Directors does not know of any matter to be acted upon at the Meeting other than the matters described herein. If any other matter properly comes before the Meeting, the holders of the proxies will vote thereon in accordance with their best judgment.

            By Order of the Board of Directors

            /s/ GERALD C. HARVEY
            GERALD C. HARVEY
            Vice President, Secretary and
            General Counsel

Liberty Corner, New Jersey
June 20, 2002

--------------------------------------------------------------------------------

                                 DETACH HERE

                         TRANSTECHNOLOGY CORPORATION
                                150 ALLEN ROAD
                           LIBERTY CORNER, NJ 07938

                               REVOCABLE PROXY
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael J. Berthelot, Joseph F. Spanier and Monica Aguirre, or any two of them, as Proxy, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote as designated on the reverse side, all the shares of Common Stock, Par Value $0.01 per Share, of TransTechnology Corporation held of record by the undersigned on May 30, 2002 at the annual meeting of shareholders to be held on July 18, 2002, or any adjournment thereof (the "Meeting"). This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of all of the nominees. This proxy, when properly executed, will be voted in the discretion of the Proxy upon such other business as may properly come before the Meeting.

-------------------------------------------------------------------------------
 PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED
      ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in the full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.
-------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

TRANSTECHNOLOGY CORPORATION
C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940


                                  DETACH HERE

[X]     PLEASE MARK
        VOTES AS IN
        THIS EXAMPLE.

TRANSTECHNOLOGY CORPORATION

1. Election of Directors                                                                2. In their discretion, the Proxy is
                                                                                        authorized to vote upon such other business
NOMINEES: (01) Daniel H. Abramowitz, (02) Gideon Argov,                                 as may properly come before the Meeting.
          (03) Michael J. Berthelot, (04) Thomas V. Chema,
          (05) Jan Naylor Cope, (06) John H. Dalton and (07) William J. Recker


                           FOR                       WITHHELD
                           ALL                       FROM ALL
                         NOMINEES  [  ]        [  ]  NOMINEES




          [  ] --------------------------------------
               For all nominees except as noted above

                                                                                        The undersigned hereby confer(s) upon the
                                                                                        Proxy discretionary authority with respect
                                                                                        to the election of Directors in the event
                                                                                        that any of the above nominees is unable
                                                                                        or unwilling to serve at the Meeting.

                                                                                        Mark box at right if an address change or
                                                                                        comment has been noted on the reverse side
                                                                                        of this card.                          [ ]

                                                                                        Please be sure to sign and date this
                                                                                        Proxy.






Signature:                       Date:                         Signature:                       Date:
          -------------------         --------------------               -------------------         --------------------